Exhibit 3.1

AMERICAN FINANCE Trust, Inc.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of American Finance Trust, Inc., a Maryland corporation (the “Company”), pursuant to the charter of the Company, including the terms of the Class B-1 Common Stock, $0.01 par value per share, of the Company (the “Class B-1 Common Shares”), has determined that each issued and outstanding Class B-1 Common Share shall automatically, and without any action on the part of the holder thereof, convert into one share of Class A Common Stock, $0.01 par value per share, of the Company at 12:01 a.m., Eastern time, on October 10, 2018.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 18th day of September, 2018.

ATTEST:	AMERICAN FINANCE TRUST, INC.

/s/ Katie Kurtz	By: /s/ Edward M. Weil, Jr. (SEAL)
Name: Katie Kurtz	Name: Edward M. Weil, Jr.
Title: Chief Financial Officer	Title: Chief Executive Officer